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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT AS OF SEPTEMBER 27, 2018

Subsidiary	Jurisdiction of Organization	Percentage of Ownership
YETI Coolers, LLC	Delaware	100%
YETI Custom Drinkware, LLC	Delaware	100%
YETI Australia Pty Ltd	Australia	100%
YETI Hong Kong Limited	Hong Kong	100%
YETI Canada Limited	Canada	100%
Silver King Beverages Holding Company 2, LLC	Delaware	100%
Silver King Beverages Holding Company 1, LLC	Delaware	100%
Silver King Beverages, LLC	Delaware	100%
YETI Outdoor Products (Shanghai) Company Limited	China	100%

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT AS OF SEPTEMBER 27, 2018